Exhibit 99.1
G-III APPAREL GROUP, LTD.
For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Wayne S. Miller, Chief Operating Officer
G-III Apparel Group, Ltd.
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL YEAR 2010 RESULTS
— Net Sales Increase 19.8 % to $135.9 Million—
— Net Loss Narrows to $(0.17) Per Share vs. Year-Ago Loss of $(0.23) Per Share —
New York, New York — September 3, 2009 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced operating results for the period ended July 31, 2009.
For the three months ended July 31, 2009, net sales increased by 19.8% to $135.9 million from $113.5 million in last year’s comparable quarter. The Company reported a net loss of $2.8 million, or $0.17 per share, for the three months ended July 31, 2009, compared to a net loss of $3.9 million, or $0.23 per share, in the same period last year. The Company noted that this improved bottom-line performance occurred notwithstanding the seasonal losses associated with the Company’s Wilsons retail outlet business, which were only included for three weeks in the year-ago results.
Morris Goldfarb, Chairman and Chief Executive Officer, said, “We are pleased with the performance of our business during the quarter. We saw strong results from our dress and sportswear businesses. At the same time, we built our order book to expected levels and are positioned well for the upcoming fall season in outerwear, dresses, sportswear and suits.”
Mr. Goldfarb continued, “Our inventory is in good shape and we expect a good second half performance in our wholesale business. Our licensed business, our company-owned brands, and our private label programs are performing to expectations and we believe that our second half will once again demonstrate that we can produce good results even in a challenging environment. We also believe that we have made appropriate changes to the merchandise mix at our Wilsons outlet stores in order to increase our sales and productivity during the important holiday retail season. We believe Wilsons has an opportunity to see considerably improved performance compared to last year.”

Mr. Goldfarb concluded, “We have continued to make strides toward our long-term goal of building G-III into an all season diversified apparel company. Even while we have streamlined our infrastructure, we have at the same time continued to invest in our sportswear, dress and suit businesses to support the growth we are experiencing and believe will continue. We are pleased to remain in a position to drive excellent value to consumers across all tiers of distribution and to deliver value to our shareholders.”
Outlook
For the full fiscal year ending January 31, 2010, the Company expects net sales of approximately $770 million, net income in the range of $16.6 million to $18.4 million, and diluted net income per share between $0.95 and $1.05. The Company is also forecasting EBITDA for the fiscal year ending January 31, 2010 to increase approximately 10% to 18% to a range of approximately $40.2 to $43.2 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income is included in a table accompanying the financial statements in this release.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, our own brands and private label brands. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III sells outerwear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J., Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. G-III works with a diversified group of retailers in developing product lines to be sold under their proprietary private labels. G-III also operates 121 retail stores, of which 118 are outlet stores operated under the Wilsons Leather name.

Safe Harbor Language
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit crisis, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGSM:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Net sales	$135,926	$113,462	$243,489	$188,859
Cost of sales	95,111	84,581	171,459	142,440

Gross profit	40,815	28,881	72,030	46,419
Selling, general and administrative expenses	43,195	32,523	84,078	59,688
Depreciation and amortization	1,384	1,774	2,788	3,355

Operating loss	(3,764)	(5,416)	(14,836)	(16,624)
Interest and financing charges, net	1,022	1,099	1,707	1,665

Loss before income taxes	(4,786)	(6,515)	(16,543)	(18,289)
Income tax benefit	(2,010)	(2,663)	(6,948)	(7,549)

Net loss	$(2,776)	$(3,852)	$(9,595)	$(10,740)

Net loss per common share:
Basic and Diluted	$(0.17)	$(0.23)	$(0.57)	$(0.65)

Weighted average shares outstanding:
Basic and Diluted	16,726	16,512	16,711	16,497

	At July 31,	At July 31,
Balance Sheet Data (in thousands):	2009	2008
Working Capital	$92,699	$77,855
Cash	5,682	2,982
Inventory	172,439	156,044
Total Assets	373,099	375,832
Outstanding Borrowings	111,336	118,326
Total Shareholders’ Equity	$153,895	$163,884

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME/(LOSS)
(in thousands)
(Unaudited)

	Forecasted	Actual
	Twelve Months Ending	Twelve Months Ended
	January 31, 2010	January 31, 2009
EBITDA, as defined	$40,200 - $43,200	$36,593
Goodwill impairment	—	31,202
Trademark impairment	—	2,321
Depreciation and amortization	5,400	6,947
Interest and financing charges, net	5,300	5,564
Income tax expense	12,860 - 14,140	4,588

Net income/(loss)	$16,640 - $18,360	$(14,029)

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.